UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2011

FIRST POTOMAC REALTY TRUST
 (Exact name of registrant as specified in its charter)

Maryland	001-31824	37-1470730
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7600 Wisconsin Avenue Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 986-9200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 26, 2011, First Potomac Realty Investment Limited Partnership, the operating partnership (the “Operating Partnership”) of First Potomac Realty Trust (the “Company”), issued 544,673 limited partnership units to fund additional consideration that was earned by the seller in connection with the contribution of 840 First Street, N.E. located in Washington, D.C. to the Operating Partnership. The additional consideration was earned pursuant to the achievement of certain leasing targets at the property subsequent to the property’s contribution on March 25, 2011. The total amount of additional consideration earned by the seller was approximately $8.6 million, and the units were valued at $15.81 per unit.

These partnership units were issued in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act (“Regulation D”). Each recipient of the partnership units represented to the Operating Partnership that it was an “accredited investor” as defined in Regulation D and that it was acquiring the partnership units for investment purposes. The Operating Partnership issued the units only to affiliates of the former owner of the property and did not engage in a general solicitation in connection with the issuance.

Pursuant to the terms of the Amended and Restated Limited Partnership Agreement of the Operating Partnership, the partnership units may be redeemed for cash or, at the Company’s election, common shares of the Company, subject to certain limitations and exceptions.

SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
September 30, 2011	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel